Exhibit 99.1

ActivCard Acquires ASPACE Solutions

FREMONT, Calif., Dec. 21 — ActivCard Corp. (Nasdaq: ACTI), which currently owns 49 percent of ASPACE Solutions Limited, today announced that it has acquired the remaining 51 percent equity interest in the UK-based company. ASPACE provides a multi-channel authentication and authorization solution to the banking industry. Under the terms of the agreement, ActivCard made an initial payment of $9.7 million (pounds Sterling 5.0 million), payable 50 percent in ActivCard common stock and 50 percent in cash. Additional payments of up to $9.7 million (pounds Sterling 5.0 million) will be payable in the same proportion of stock and cash, on the achievement of certain milestones.

“We are executing on our long term strategy with this acquisition,” said Ben C. Barnes, ActivCard Chief Executive Officer. “This positions us as a leading provider of authentication and authorization solutions for banks. This fast growing segment is part of the over $2 billion identity and access management market that is estimated to grow about 10 percent annually.”

Banks face a complex problem today: Millions of customers are interacting with banks, through the web, phones, automated teller machines (ATMs), branches, and are using different identification and authentication methods for each. It has become increasingly difficult and costly for banks to manage the multiple systems needed to positively identify customers and approve transactions. Customers are required to authenticate themselves to prevent fraudulent activity and identity theft; however, they have become frustrated as they are forced to navigate through different security systems to access their accounts and services.

The new set of ActivCard products, incorporating ASPACE’s advanced technology, will enable banks to authenticate customers and provide authorization for banking services, delivering a combination of better customer service and enhanced fraud protection. With ActivCard solutions, banks can start with identification and authentication services and migrate to a comprehensive authorization system that supports multiple channels. This functionality is embedded in the 4TRESS solution, ASPACE’s flagship product.

From a bank’s perspective, the new ActivCard solution will positively identify customers to the bank, whether they are accessing their accounts through the Internet, via phone or ATMs. Once the customer is authenticated, the system will manage authorizations and secure access to various services such as checking accounts, credit cards, and home loans.

“This makes transactions simple to conduct for the customer, and less costly for the banks to manage and protect. Additionally, the solution enables banks to monitor and audit financial activity in compliance with national and international government regulations, such as the Gramm-Leach-Bliley Act and Basel II,” continued Mr. Barnes. “Customers will ultimately have an easier and more secure experience while giving them the same level of confidence as a face-to-face interaction with their banker.”

“We spent three years developing this first-of-a-kind solution in close cooperation with major banks,” said Steve Keohane, ASPACE Solutions Chief Executive Officer. “Our 4TRESS software can be configured to match any banks’ business processes. It enables the financial organization to consolidate its security architecture across all channels and lines of business to achieve a consistent look and feel for users. We believe that this will drive costs down dramatically,” continued Keohane.

Over the last eight years, ActivCard has delivered secure online banking solutions to financial institutions and currently has almost four million users worldwide, in such institutions as Barclays Bank in the United Kingdom, Credit Agricole in France, and First Republic Bank in the U.S. “With its strong sales and marketing channels, ActivCard can provide worldwide reach to ASPACE’s business and technology solutions,” added Mr. Barnes.

Conference Call

ActivCard will hold an investor conference call at 2 p.m. Pacific Standard Time today, December 21, 2004 to discuss the acquisition. To access the call, dial 877-292-2820 domestically or 706-679-4390 for international callers and reference conference code 3045552. A live web cast of the conference call will also be available on the investor relations section of the Company’s website at www.activcard.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately one hour after the conclusion of the call. The audio replay will remain available until December 30, 2004 at 9 p.m. Pacific Standard Time and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering conference code 3045552.

About ActivCard Corporation

ActivCard Corp. is a global provider of strong authentication and trusted digital identity solutions for secure remote access, single sign-on and enterprise access cards. ActivCard’s scalable systems and strong authentication solutions are deployed by organizations, from enterprises to governments, around the world. ActivCard provides organizations with industry-specific solutions offering increased security, reduced cost, and user convenience. The modular product design allows customers to add capabilities as required, preserving their investment. Headquartered in Fremont, California, ActivCard has sales and service centers in more than seven countries. For more information, visit www.activcard.com.

The ActivCard Application Server (AAS) is a rapidly deployable solution for banks looking to secure online banking. AAS allows banks to support multiple forms of authentication including static passwords, one-time password generating tokens, and EMV authentication with card readers, all through one integrated server.

About ASPACE Solutions

ASPACE Solutions Limited provides multi-channel business security solutions, along with specialist consultancy services. Its flagship product 4TRESS is an enterprise-wide, multi-channel identification and verification solution that gives users secure access to services via any channel including the internet, phone, IVR, digital television, mobile device, face-to-face or kiosk devices such as ATMs, using the same log-on information.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with the integration of acquired companies, products and technologies into our operations, our future operating results, changes in our management team, changes in our business focus, cost reduction initiatives and streamlining of our operations, our history of losses, the concentration of our customer base, our reliance on strategic relationships, and other risks identified in our periodic filings with the United States Securities and Exchange Commission, including, but not limited to, those appearing under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q. Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE: ActivCard is a registered trademark and ActivClient and Return on Identity are trademarks of ActivCard in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries